October 18, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (706) 649-2925

Mr. Richard E. Anthony
Chief Executive Officer and President
Synovus Financial Corp.
1111 Bay Avenue
Suite 500
Columbus, Georgia  31901

Re:	Synovus Financial Corp.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Forms 10-Q for Fiscal Quarter Ended
      March 31, 2005 and June 30, 2005
	File No. 1-10312

Dear Mr. Anthony:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



	                         					John P.
Nolan
								Accounting Branch Chief